Exhibit 99.1


                       GOLDEN STAR RESOURCES LTD.

                              NEWS RELEASE

           GOLDEN STAR ANNOUNCES SALE OF 3.025 MILLION COMMON
                                 SHARES

                         DENVER - APRIL 24, 1997


Golden Star Resources Ltd. ("Golden Star") announces that it has entered into agreements with three institutional purchasers pursuant to which they will purchase an aggregate of 3.025 million common shares of Golden Star at US$7.50 per common share for total proceeds of US$22.69 million. This transaction is subject to regulatory approval.

The net proceeds of this offering will be used to fund exploration and development of Golden Star's gold and diamond projects in South America and Africa and for working capital and general corporate purposes, including potential property acquisition and development opportunities.

Golden Star Resources is a gold and diamond exploration company which holds a 30% common share equity interest in the Omai Mine in Guyana, one of the largest gold mines in South America. Golden Star also holds significant gold and diamond exploration interests in South America and Africa. Golden Star is listed on the Toronto Stock Exchange (under the symbol "GSC") and the American Stock Exchange (under the symbol "GSR").

For further information contact:

GORDON J. BELL                RICHARD A. WINTERS            WENDY YANG
Vice President & Chief        Vice President,               Manager, Investor
Financial Officer             Corporate Development         Relations

(303) 830-9000 or (800) 553-8436